EXHIBIT 2

FORM OF

LOCK-UP AGREEMENT

Morgan Stanley & Co. Incorporated

Banc of America Securities LLC

Wachovia Capital Markets, LLC

Allen & Company LLC

Stephens Inc.

Wells Fargo Securities, LLC

Ferris, Baker Watts, Incorporated

JMP Securities LLC

Thomas Weisel Partners LLC

c/o Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

Dear Sirs and Mesdames:

The undersigned understands that Morgan Stanley & Co. Incorporated (“Morgan Stanley”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Advance America, Cash Advance Centers, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Morgan Stanley (the “Underwriters”), of 21,500,000 shares (the “Shares”) of the common stock $.01 par value per share of the Company (the “Common Stock”) pursuant to a Registration Statement on Form S-1 to be filed with the Security and Exchange Commission (the “SEC”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, (2) file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible or exchangeable for shares of common stock or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (a) the sale of any

Shares to the Underwriters pursuant to the Underwriting Agreement, (b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, (c) the issuance by the Company of shares of Common Stock in exchange for the membership interests of Church and Commerce, LLC and two airplanes owned by Wyoming Associates, Inc., as described in the Prospectus under the caption “Certain Relationships and Related Party Transactions”, provided that each recipient of such shares shall sign and deliver a lock-up letter substantially in the form hereof, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that no sales or other transfers occur under such plan during the restricted period referred to above in this paragraph, (e) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or for no consideration, (f) transfers of shares of Common Stock to any trust for the direct or indirect benefit of the undersigned or an immediate family of the undersigned or from any trust to a beneficiary of such trust, (g) transfers of shares of Common Stock if the undersigned is a corporation, partnership, limited liability company, association or other entity, the undersigned may transfer the shares of Common Stock held by the undersigned to any of its (w) stockholders, (x) subsidiaries, (y) affiliates or (z) in the case of a partnership, any of the partners of such partnership or any of the partners of the general partner of such partnership or (h) transfers of shares of Common Stock with the prior written consent of Morgan Stanley on behalf of the Underwriters; provided that, (i) in case of any transfer pursuant to clauses (e), (f) or (g), in each case each transferee shall sign and deliver a lock-up letter substantially in the form of hereof, (ii) in the case of any transfer pursuant to clause (e), (f) or (g), in each case the transferor shall not be required to, and shall not voluntarily, file a report under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock during the restricted period referred to above in this paragraph and (iii) in the case of any transfer pursuant to clause (f) or (g), in each case such transfer shall not involve a disposition for value.  In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.  Notwithstanding the foregoing, if (1) during the last 17 days of the 180 day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 180 day restricted period, the Company announces that it will release earnings results during the 16 day period beginning on the last day of the 180 day period, the restrictions imposed by this letter shall continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions.  Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters. This letter shall lapse and become null and void if the first closing Public Offering shall not have occurred on or prior to January 31, 2005.

[Signature Follows]

Very truly yours,

(Name)
(Authorized Signature)

(Address)